EXECUTIVE AGREEMENT

         THIS EXECUTIVE AGREEMENT, was originally made and entered into the 3rd day of March, 1995, by and between AMCAST INDUSTRIAL CORPORATION, an Ohio corporation (the "Company"), and LEO W. LADEHOFF (the "Executive") and is being amended and restated to reflect changes executed effective as of August 1, 1997.

         A. Executive is Chairman of the Board of Directors and Chief Executive Officer of the Company; he has been employed by the Company since December 1978, holding the positions of Chief Executive Officer since May 1979 and Chairman since December 1980 and having served as President of the Company during the periods December 1978 to November 1986 and September 1990 to December 1993;

         B. Executive served as Chief Executive Officer of the Company pursuant to the Executive Employment Agreement between Executive and the Company, dated April 1, 1991, a copy of which is attached hereto as Annex A and referred to hereinafter as the "1991 Agreement";

         C. Executive retired as an employee of the Company on August 31, 1995, after more than 17 years of service during which the Company developed new businesses, products and facilities and achieved record levels of revenues and profitability;

         D. The March 3, 1995 Agreement between the Company and Executive desire to set forth the terms of Executive's continued employment through August 31, 1995, secured Executive's consulting services after his retirement, restated

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

certain benefits that Executive earned in the course of his employment, and terminated the 1991 Agreement;

         E. This Agreement amends and restates the terms of the March 3, 1995 Agreement and incorporates the amendments made as of August 1, 1997.

         NOW, THEREFORE, the Company and Executive agree as follows:

         1.  Employment.

         (a) The Company and Executive agreed that Executive continue as an employee of the Company through August 31, 1995 and retire as an employee of the Company, effective September 1, 1995 (the "Retirement Date"). From the date of the March 3, 1995 Agreement until his Retirement Date, Executive's compensation for services as an employee were determined in accord with Section 2(a) of the 1991 Agreement ("Standard Compensation"). While Executive continued as an employee until his Retirement Date, the Company and Executive agreed, for purposes of orderly transition, that Executive ceased to be Executive Officer of the Company on March 23, 1995. After ceasing to be Chief Executive Officer, Executive performed such duties and responsibilities as an employee of the Company as the then Chief Executive Officer and Board of Directors assigned to him and as are consistent with his status as Chairman of the Board and former Chief Executive Officer.

         (b) If for any reason, including death, disability, voluntary termination, or other termination of employment, Executive ceased to be employed by the Company prior to his Retirement Date as defined as Section 1(a), then (i) the Company would have continued to pay Executive or his spouse, if Executive

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

was deceased at the time of any payment, his Standard Compensation through August 31, 1995 and (ii) Retirement Date would have been September 1, 1995, and payment of retirement benefits would have commenced in accord with that retirement date.

         2. Termination of 1991 Agreement.The Company and Executive agreed that the 1991 Agreement terminated and be of no further force and effect, except to the extent that (a) certain provisions of Section 2 of the 1991 Agreement are incorporated in Section 1 of this Agreement, and (b) the definition of change of control contained in Section 9(c) of the 1991 Agreement is incorporated in
Section 11 of this Agreement.

         3.  Service as a Director of the Company.

         (a) Executive has been elected to serve as a director of the Company until the Annual Meeting of Shareholders of the Company in 2000. The Company and Executive each desire that Executive continue to serve as a director for his unexpired term. Commencing with his Retirement Date, Executive has been compensated for his services as a director of the Company in the same manner as other directors who are not employed by the Company are compensated for such services.

         (b) At the expiration of his current term, the then directors of the Company, in consultation with Executive, shall determine whether it is in the best interests of the Company that he continue as its Chairman for an additional term.

         4.  Consulting Services.

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

         (a) For the period commencing on the Retirement Date and ending on December 31, 1997 (the "Consulting Period"), the Company engaged, and Executive agreed to serve, as a consultant to the then Chief Executive Officer of the Company. The consulting services were rendered by Executive to the Company at the request of the then Chief Executive Officer of the Company. Such consulting services were consistent with Executive's position as the former Chief Executive Officer of the Company (and, if applicable, his status as Chairman of the Board). The Company acknowledged that the benefits it expected to obtain from Executive's consulting services were not related to any specific time commitment on the part of Executive, but were related to his availability to provide advice in connection with special projects, questions, and events that arose from time to time and Executive agrees to be available at reasonable times to provide such consultation and advice.

         (b) During the Consulting Period, the Company (i) provided Executive office space and secretarial and administrative support, (ii) promptly reimbursed Executive for all reasonable expenses incurred by Executive in performing services for the Company hereunder, including all expenses of travel while performing consulting services at the request of the then Chief Executive Officer, provided such expenses were incurred and accounted for in accordance with the policies and procedures established by the Company, and (iii) allowed Executive use of corporate aircraft at the Company's expense in circumstances in which the use of the same was beneficial to Executive and the Company in the performance of services for the Company hereunder.

         5.  Non-Competition and Non-Disclosure Provisions.

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

         (a) Executive agreed and covenanted that while employed by the Company and for the five-year period immediately following the Retirement Date, Executive would not, directly or indirectly, either individually or as an employee, agent, officer, director, shareholder (excluding being the holder of any stock which represents less than one percent interest in a corporation), partner, or in any other capacity whatsoever, become or be associated with any other corporation, firm, or business which is engaged in providing or marketing any goods, products, or services then being sold or developed for sale by the Company. In addition, Executive agreed that for the period of time specified in the immediately preceding sentence, he would not in any manner participate or assist any other person or business in selling said products or services to any person, firm, or corporation which was a customer of the Company at any time during the sixty (60) months preceding the termination of his active employment with the Company. Executive agreed that the restrictions imposed herein are reasonable both as to time and area, necessary for the reasonable protection of the Company's business and goodwill, and not unduly restrictive of his rights and individual.

         (b) Executive agreed and covenanted that while employed by the Company and throughout the five-year period following his Retirement Date, Executive would not disclose to any person, corporation, firm, partnership, or other entity whatsoever (except the Company or any of its affiliates), any confidential information or trade secrets of the Company or an of its subsidiaries or affiliates. Executive delivered to Company at the termination of the Consulting Period, any reports and other documents (and copies thereof) relating to the business of Company or any of its affiliates, which he then possessed or had under his control.

         (c) If Executive committed a breach or threatens to commit a breach of any of the provisions of this Section 5(a) or 5(b), the Company had the right and remedy, in addition to any others that may be available, at law or in equity, to have the provisions of such sections specifically enforced by any court having equity jurisdiction, together with an accounting therefor, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages do not provide an adequate remedy to the Company. Such injunction shall be available without the posting of any bonds or other security, and Executive hereby consents to the issuance of such injunction.

         (d) If any covenant contained in this Section 5 or any part hereof is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, any court having jurisdiction shall have the power to reduce the duration and/or area and/or scope of such covenant, and, it its reduced form, said covenant shall then be enforceable.

         (e) If Executive commits a breach of this Section 5, the Company, promptly after acquiring knowledge of such breach, will give written notice thereof to Executive (or if Executive is deceased, to the person or persons entitled to receive payments under Section 6(a)(ii) of this Agreement); all future payments to Executive under the provisions of Section 6(a) of this Agreement shall be forfeited by him, provided, however, that there will be no such forfeiture if such breach is promptly cured without material harm to the Company.

         6. Post Retirement Payments. In connection with the retirement of Executive the Company agrees to make the payments and provide the benefits described in Section 6 through 11 hereof, and the parties mutually agree to the

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

termination of the 1991 Agreement, and the payments include:

         (a) Ten-Year Installment Payments.


             (i) Commencing on Executive's Retirement Date, the Company shall pay to Executive Eighty-four Thousand ($84,000) per annum, in equal monthly installments of Seven Thousand Dollars ($7,000.00),payable on the first business day of each calendar month, for a period of ten (10) years (each such $7,000 monthly payment is referred to hereinafter as a "Monthly Payment").

             (ii) In the event of Executive's death before the Executive shall have received 120 Monthly Payments, then the Company shall continue to make the Monthly Payments to the Executive's spouse,if any,if she survives the Executive, or, if she shall not have survived Executive, to Executive's estate or his heirs until the remainder of such 120 monthly payments have been paid under the Agreement; if such spouse dies prior to the payment of the remainder of the 120 Monthly Payments, the Company shall make the remaining Monthly Payments to Executive's estate or his heirs.

         (b) Additional Pension Payments.

             (i) Executive is a participant in the Amcast Merged Pension Plan, which is a plan qualified under Section 401 of the Internal Revenue Code (the "Qualified Plan"), and a participant in the Amcast Industrial Corporation Non-Qualified Supplementary Benefit Plan, which is not qualified under such Section 401 (the "SERP").

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

             (ii) Commencing on Executive' Retirement Date the Company will pay Executive, during his lifetime, an annual amount equal to the difference between the annual total of payments to Executive under the Qualified Plan and the SERP, together the ("Pension Plan"), and $210,000 per year so that Executives total payment from the Pension Plans and the Company payment will equal $210,000 annually.

             (iii) Provided that she is the named beneficiary under the Pension Plans or the primary beneficiary of a trust or similar arrangement which is the named beneficiary thereunder and if Executive's present spouse survives Executive and is married to him at the time of his decease, the Company agrees to pay such spouse during her lifetime, an amount equal to the difference between the annual total of payments due to Executive under the Pension Plans and $105,000 per year, so that, after the death of Executive, his spouse shall receive total payments from the Pension Plan and the Company equal to $105,000 annually.

             (iv) Except as set forth in Section 11 of this Agreement, the payments provided for in this Section 6(b) shall be made at the times and the increments (e.g., bi-weekly, monthly, or annually) as the payments under the Pension Plans would be made in the Executive elected to receive a joint and 50 percent survivor annuity as set out in the Qualified Plan.

             (v) Nothing contained in this Agreement shall be deemed to alter, restrict or enlarge Executive's existing rights under the Pension Plan to designate a beneficiary or beneficiaries in the manner permitted under the terms of the Pension Plans.

         7. Health, Life and Accidental Death Insurance. Commencing on Executive's Retirement Date the Company provided health, life, and accidental death insurance to Executive or his spouse in the event of this death under the

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

Company's health, life, and accidental death plans for employees of the Company's Corporate Center until December 31, 1997.

         8. Stock Option. The Company, with regard to Executive's outstanding stock options on the date hereof, agreed as follows:

         (a) To extend the terms of any such options originally granted for terms of less than ten years which are not incentive stock options as defined in the applicable plan by an additional five years provided such extension does not extend the entire term of the option for more than 10 years.

         (b) With regard to the option for 20,000 shares granted February 20, 1991, 11,764 shares of which are incentive stock options and 8,236 shares of which are non-qualified stock options, to provide new grant letters appropriately designated the status of each; and

         (c) With regard to the non-qualified option grant of 19,071 shares dated March 21, 1990 and the non-qualified grant of 8,236 shares dated February 20, 1991, the Company agreed to provide to Executive, at the time of his exercise of such options, a cash payment sufficient to pay his federal, state, and local income tax liability incurred as a result of such exercise as well as any additional payment of federal, state or local tax due as a result of the cash payment made to Executive under the terms of this Section 8(c), in accord with the resolution of the Company's Board of Directors adopted at its meeting of February 18, 1992.

         9. Long-Term Incentive Compensation. The Company agreed to waive the application to Executive of the requirement of Section 4.2(a) and any reduction resulting from the provisions of Section 4(c) of the Company's Long-Term

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

Incentive Plan ("LTIP") in regard to Awards as defined in the LTIP outstanding at the date of this Agreement.

         10. Trust. Promptly after the execution of this Agreement the Company agrees it will establish a "Rabbi trust (the "Trust"), and a copy of which will be attached hereto as Annex B.

         (a) If the Trust is funded at the time a payment is required under this Agreement, the payment will be made on behalf of the Company by the Trustee out of Trust funds to the extent permitted by the Trust. The Determination Date for each such calculation of Net Present Amount will be the related payment date.

         (b) In the event Executive exercises his option under Section 11(b) or payments are made to Executive under 11(c) or (d) of this Agreement and Executive is fully paid all amounts due thereunder, all funds remaining in the Trust shall be immediately delivered to the Company.

         (c) The Company shall instruct that the periodic payments on any annuity policy purchased pursuant to Section 12 commence no later than twelve months from the date of the annuity purchase.

         11. Alternative Payment Methods.


         (a) At any time after September 1, 1995 and prior to September 1, 2005, at the election of the Executive or his spouse if he is deceased, the Company shall fund the Trust in an amount equal to the Net Present Value Amount (as defined at Section 12). In calculating such Net Present Value Amount, the Determination Date shall be the date on which Executive or his spouse, exercised that option under this Section. Funding of the Trust, either under this Section or voluntarily by the Company, will not relieve the Company of any of its payment obligations under this Agreement, and such obligations will be fulfilled

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

only upon actual payment in accordance with this Agreement.

         (b) At any time after September 1, 1995 and prior to September 1, 2005, at the election of the Executive or his spouse if he is deceased, the Company shall pay the Executive an amount equal to the Net Present Value Amount less 12 percent of such amount. After the payment described in this Section 11(b) is made, Company shall have no further obligation to Executive or Executive's spouse, under this Agreement or under the SERP, except as described in Section 4(b), 7, 8 and 9 of this Agreement. In calculating such Net Present Value Amount, the Determination Date shall be the date on which Executive exercised his option under this Section. Such Net Present Value Amount shall be paid to Executive as soon as practical, but not more than 30 days after the Determination Date.

         (c) If at the end of any fiscal quarter of the Company after the Retirement Date and prior to a change in control of the Company (as defined in the 1991 Agreement), the Company's debt to equity ratio exceeds 2 to 1 as derived in the Company's quarterly report to shareholders (which shall be made available to the Executive upon his request), then the Company shall pay the Net Present Value Amount to Executive or his spouse if he is deceased, and shall then have no further obligation to the Executive or Executive's spouse under this Agreement or under the SERP, except as described in Section 4(b), 7, 8 and 9 of this Agreement. In calculating such Net Present Value Amount, the Determination date shall be the last day of the fiscal quarter on which such condition first exists.

         (d) In the event of a change of control of the Company (as defined in the 1991 Agreement) occurs, the Company shall pay to the Executive the Net Present Value Amount with respect to the benefit payable pursuant to Section

6(a) of the Executive Agreement. After the payment described in this Section 11(d) is made, the Company shall have no further obligation to the Executive or Executive's spouse with respect to such benefits. In calculating the Net Present Value Amount in regard to this Section 11(d), the Determination Date shall be the date on which the change of control has been deemed to occur as described in the 1991 Agreement.

         (e) Emergency Distributions. If, on the written application of Executive, or his spouse if he is deceased, the Compensation Committee of the Board of Directors of the Company determines that Executive has experienced an "Unforeseeable Emergency" (as defined below), then, as of the first day of any calendar month, Executive may receive an Emergency Distribution of the amount payable pursuant to this Agreement, provided that the aggregate amount of any such distribution shall not exceed the amount reasonably needed to satisfy Executive's emergency need. The term "Unforeseeable Emergency" means severe financial hardship to Executive resulting from a sudden and unexpected illness or accident of Executive or of a "dependent" (as defined in Section 152(a) of the Code) of Executive, loss of Executive's property due to a casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Executive. This Committee shall not permit an Emergency Distribution to Executive to the extent that his Unforeseeable Emergency can be relieved:

             (i) through reimbursement or compensation by insurance or otherwise


             (ii) by liquidation of Executive's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship.

         Distribution pursuant to this Section 11(e) will made, first, from the amount payable pursuant to Section 6(a) and, second, from the amount payable pursuant to Section 6(b). Emergency distributions will reduce the remaining amount payable pursuant to Sections 6(a) and (b), as appropriate, by first, calculating the Net Present Value Amount of the amount payable, second, reducing the Net Present Value amount by the Emergency Distribution amount and, third, recomputing the amount payable pursuant to Section 6(a) or 6(b) over the remaining years using the discount and actuarial assumptions that would be used pursuant to Section 12.

         (f) The Company and Executive agree that notwithstanding anything to the contrary contained in the Company's SERP, to the extent of a conflict between the timing and method of payments under the SERP and the timing and method of payments under this Agreement, all payments to Executive or his spouse under the SERP shall be made at the same time and in the same manner as payments under this Agreement.

         The options described in Section 11(a) and (b) of this Agreement may be exercised by Executive or his spouse by written notice by registered or certified mail addressed to the chief executive officer of the Company or by notice given in accordance with Section 15 of this Agreement.

         (g) Notwithstanding anything in this Agreement to the contrary, in the event that the Company is required to (pursuant to Section 11) or agrees to pay the Net Present Value Amount to the Executive or his spouse of the benefit payable pursuant to the SERP and Section 6(b) of the Executive Agreement, the Company has discretion to have the Trust distribute the annuity policy or the right to future annuity payments held by such Trust in complete satisfaction of

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

such obligation. If an annuity policy or the right to annuity payments is distributed to the Executive pursuant to Section 11(b), the Executive shall pay to the Company an amount equal to the 12 percent reduction described therein.

         (h) Executive and his spouse's election pursuant to Sections 11(a) and 11(b) can be exercised separately with respect to the payments described in Sections 6(a), 6(b) and the SERP, respectively.

         12. Net Present Value Amount. For the purpose of determining the amount needed to fund the Trust as described in Section 10 or the amount of payments to be made as described in Section 11, the Company's independent actuaries, will calculate the net present value of all payments remaining to be made to
Executive and Executive's souse if then living (or Executive's spouse if Executive is then deceased) under this Agreement (herein the "Net Present Value Amount"). The Net Present Value Amount shall be determined as of the Determination Date (herein the "Determination Date") in accordance with the provisions of Exhibit C attached.

         Notwithstanding anything in this Agreement to the contrary, the amount to be paid to the Trust pursuant to Section 11(a), with respect to the benefit payable to the Executive and his spouse pursuant to the SERP and Section 6(b) of the Executive Agreement, shall be either (a) an amount equal to the single premium necessary to purchase an annuity or (b) an annuity policy, that provides payments equal to the annual benefit described and calculated in accordance with the SERP and Section 6(b) of the Executive Agreement.

         13. Successors; Binding Agreement. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform as if no such succession had taken place.

         14. Waiver. The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants, or conditions of this Agreement by the other party hereto, shall not be construed as a waiver or as a relinquishment of any right granted hereunder to the party failing to insist on such performance, or as a waiver of future performance of any such term, covenant, or condition, but the obligations hereunder of both parties hereto shall remain unimpaired and shall continue in full force and effect.

         15. Notices. Any notices or other communications required or permitted under this Agreement shall be in writing and shall be sufficiently communicated, if delivered in person or if sent by certified or registered mail, postage prepaid, and properly addressed as follows:

         (a)      To the Company:
                  Chairman, Compensation Committee
                  Amcast Industrial Corporation

                  P.O. Box 98
                  Dayton, OH 45401

         (b)      To the Executive:
                  Leo W. Ladehoff

                  639 Forest High Lands
                  #8 Link Smith Street
                  Flagstaff, AZ 86001

                  27267 North 103rd Way
                  Scottsdale, AZ 85255

Either party may change the address to which notice to it is to be directed by giving written notice of such change to the other party in the manner specified in this Section.

         16. Default. In the event that the Company defaults on its obligations under this Agreement and fails to remedy such default within thirty (30) days after having received written notice from the Executive or his estate or beneficiary, interest on the amount or value of any amount then due but not paid shall accrue at the rate of ten percent per annum, compounded daily, from the otherwise due date of such payment or transfer. Further, the Company shall, upon presentation of appropriate commercial invoices, pay all legal expenses, which includes reasonable legal fees, court costs, arbitration cost, and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the Executive or by anyone claiming under or through the Executive (such person being hereinafter referred to as the Executive's Claimant"), in connection with bringing, prosecuting, defending, litigating, arbitrating, negotiating, or settling any claim or dispute by or against the Executive or the Executive's Claimant, or any claim or dispute between the Executive or Claimant and the Company, that may be instituted or arise upon or out of or relate to this Agreement, or the validity, operation, interpretation, enforceability, or breach hereof, provided that Executive or Executive's Claimant, shall prevail in such litigation.

         17. Tax Withholding. All payments under this Agreement shall be made subject to all required federal, state, and local tax withholdings.

         18. Entire Agreement; Amendment. This Agreement contains the entire Agreement between the parties hereto with respect to the matters contemplated by this Agreement and supersedes all prior negotiations, representations, warranties, commitments, offers, contracts, and writings. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the party to be bound thereby.

         19. Severability. If any of the provisions of this Agreement shall be held to be invalid, such holding shall not in any way whatsoever affect the validity of the remainder of this Agreement.

         20. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

         IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.

                                         AMCAST INDUSTRIAL CORPORATION


                                         By:/s/ John H. Shuey
                                         ------------------------------------
                                               John H. Shuey
                                               President

                                         By:/s/ R. William Van Sant
                                         ------------------------------------
                                               R. William Van Sant
                                               Chairman, Compensation Committee

ATTEST:

/s/ Denis G. Daly

---------------------------------
Denis G. Daly,
Secretary

                                         EXECUTIVE
                                         /s/ Leo W. Ladehoff
                                         ------------------------------------
                                         Leo W. Ladehoff

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                                    EXHIBIT C

In calculating the Net Present Value Amount, the following provisions shall apply; (i) all remaining payments under this Agreement include (a) the installment payments provided for in Section 6(a), (b) the additional payments required under 6(b)(ii) to attain the required $210,000 annual payment and under
Section 6(b)(iii) to attain the required annual payment of $105,000 to Executive's surviving spouse but only if Executive's spouse is living on the Determination Date and is his designated beneficiary, or is the primary beneficiary of a trust or similar arrangement which is the named beneficiary, under the SERP and (c) payments to be made under the SERP even though such payments are provided for in the SERP and not in this Agreement; (ii) the actuarial principles used in connection with the Qualified Plan shall be used to establish the life expectancy of Executive, Executive's spouse, or their combined life expectancy, as the case may be, as of the Determination Date for purposes of establishing the period over which the payments under Section 6 shall assumed to be made; and (iii) an annual discount rate equal to the PBGC Discount Rate shall be used to discount future payments to the Determination Date. As used in this Exhibit C, the PBGC Discount Rate shall mean the average of the PBGC discount rates used pursuant to Section 417(e)(3)(B) of the Internal Revenue Code of 1986 as amended, for the three months immediately preceding the Determination Date.